Exhibit 10.9

TRANSLATION

OF

SHARE TRANSFER AGREEMENT OF HAINAN E-FUTURE COMPUTER CO., LTD.

Transferor: Adam Yan

Transferee: Xuejun Zhang

Based on principal of voluntariness and equality, the Transferor agrees to transfer his 75% equity interests, or capital contribution of RMB1,125,000, of Hainan E-Future Computer Co., Ltd. to the Transferee at the price of RMB225,000. All rights and obligations of the Transferor as the shareholder shall be rescinded, while the transferee shall undertake such rights and obligations as of today.

This Agreement shall enter into effect as of the date of signatures of both parties.

Transferor:	/s/ Adam Yan
Adam Yan

Transferee:	/s/ Xuejun Zhang
Xuejun Zhang

Date: May 18, 2005